Exhibit 99.1

BJ’s Wholesale Club Holdings, Inc. Announces Record Fourth Quarter and Fiscal 2020 Results

•	Comparable club sales, excluding gasoline sales, increased by 15.9%, including digitally enabled sales growth of 168%, for the fourth quarter of fiscal 2020.

•	Income from continuing operations increased 127.3% year-over-year to $95.9 million, for the fourth quarter of fiscal 2020.

•	Adjusted EBITDA increased 36.1% year-over-year to $204.5 million, for the fourth quarter of fiscal 2020.

•	Earnings per diluted share of $0.69 reflect 130.0% year-over-year growth.

•	Adjusted earnings per diluted share of $0.70 reflects 75.0% year-over-year growth.

•	Net cash provided by operating activities was $ 868.5 million and free cash flow was $ 676.1 million, for fiscal 2020.

Westborough, Mass. (March 4, 2021) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen and fifty-two weeks ended January 30, 2021.

"2020 was a remarkable, transformative and challenging year that structurally changed our business for the better. While the unique circumstances brought on by the pandemic provided tailwinds, our industry-leading results and significant market share gains demonstrate the strength of our execution in these challenging times. We made substantial strategic progress including delivering record membership results, optimizing merchandising, expanding our digital offerings, accelerating our geographic expansion and enhancing our balance sheet," said Lee Delaney, President and Chief Executive Officer, BJ’s Wholesale Club. “As we look ahead, we are confident our business will continue to thrive over the long-term given structural shifts in consumer behavior, the progress we made over the last year and our continued investments.”

Key Measures for the Thirteen Weeks Ended January 30, 2021 (Fourth Quarter of Fiscal 2020) and for the Fifty-Two Weeks Ended January 30, 2021(Fiscal 2020):

BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended		52 Weeks Ended	52 Weeks Ended
	January 30, 2021	February 1, 2020	% Growth	January 30, 2021	February 1, 2020	% Growth
Net sales	$3,860,510	$3,394,761	13.7%	$15,096,913	$12,888,556	17.1%
Membership fee income	86,103	77,564	11.0%	333,104	302,151	10.2%
Total revenues	3,946,613	3,472,325	13.7%	15,430,017	13,190,707	17.0%

Operating income	144,692	81,844	76.8%	642,392	352,199	82.4%
Income from continuing operations	95,889	42,183	127.3%	421,182	187,757	124.3%
Adjusted EBITDA (a)	204,518	150,217	36.1%	857,492	581,624	47.4%
Net income	95,882	41,763	129.6%	421,030	187,176	124.9%
EPS (b)	0.69	0.30	130.0%	3.03	1.35	124.4%
Adjusted net income (a)	97,199	55,101	76.4%	428,952	203,405	110.9%
Adjusted EPS (a)	0.70	0.40	75.0%	3.09	1.46	111.6%
Basic weighted average shares outstanding	135,636	135,793	(0.1)%	136,111	136,174	—%
Diluted weighted average shares outstanding	138,496	138,266	0.2%	138,876	139,109	(0.2)%

a)	See “Note Regarding Non-GAAP Financial Information.”
b)	EPS represents earnings per diluted share.

Additional Highlights:

•

Comparable club sales for the fourth quarter of fiscal 2020 increased 13.0%, compared to the fourth quarter of fiscal 2019. Comparable club sales, excluding the impact of gasoline sales, for the fourth quarter of fiscal 2020 increased 15.9% compared to the fourth quarter of fiscal 2019. Comparable club sales for fiscal 2020 increased 15.9%, compared to fiscal 2019. Comparable club sales, excluding the impact of gasoline sales, for fiscal 2020 increased 21.3% compared to fiscal 2019.

•

Gross profit increased to $742.6 million in the fourth quarter of fiscal 2020 from $622.2 million in the fourth quarter of fiscal 2019. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, increased approximately 50 basis points over the fourth quarter of fiscal 2019. Continued execution of our category profitability improvement initiative was offset by costs associated with the coronavirus pandemic. Gross profit increased to $2,979.0 million in fiscal 2020 from $2,426.8 million in fiscal 2019. Merchandise gross margin rate increased approximately 10 basis points over fiscal year 2019. While merchandise margins benefited from strong sales performance and continued execution of our category profitability improvement initiatives, these drivers were offset by costs associated with the coronavirus pandemic, cost inflation in certain commodities and the decline in our higher-margin apparel business.

•

Selling, general and administrative expenses ("SG&A") increased to $593.3 million in the fourth quarter of fiscal 2020, compared to $536.0 million in the fourth quarter of fiscal 2019. The year-over-year increase in SG&A expense was primarily driven by costs associated with the coronavirus pandemic, including wage increases, bonuses, safety and protective equipment and other operational costs, such as security. SG&A included charges associated with club closing and impairment charges, gains on sale leaseback transactions, and severance costs that, in the aggregate and as applicable, increased SG&A by $16.8 million for the fourth quarter of fiscal 2019. SG&A increased to $2,326.8 million in fiscal 2020, compared to $2,059.4 million in fiscal 2019. SG&A included charges associated with offering costs, club closing and impairment charges, gains on sale leaseback transactions, and severance costs that, in the aggregate and as applicable, increased SG&A by $18.7 million for fiscal 2019.

•

Operating income increased to $144.7 million, or 3.7% of total revenues in the fourth quarter of fiscal 2020, compared to $81.8 million, or 2.4% of total revenues in the fourth quarter of fiscal 2019. Operating income in the fourth quarter of fiscal 2019 included charges associated with club closing and impairment charges, gains on sales leaseback transactions, and severance costs that, in the aggregate and as applicable, reduced operating income by $16.8 million for the fourth quarter of fiscal 2019. Operating income increased to $642.4 million, or 4.2% of total revenues in fiscal 2020, compared to $352.2 million, or 2.7% of total revenues in fiscal 2019. Operating income in fiscal 2019 included charges associated with offering costs, club closing and impairment charges, gains on sales leaseback transactions, and severance costs that, in the aggregate and as applicable, reduced operating income by $18.7 million for fiscal 2019.

•

Interest expense, net, decreased to $15.9 million in the fourth quarter of fiscal 2020, compared to $26.0 million in the fourth quarter of fiscal 2019. Interest expense in the fourth quarter of fiscal 2020 included $1.8 million write-off of accumulated other comprehensive income associated with the de-designation of one of our swap agreements. During the fourth quarter of fiscal 2019, the Company repriced its first lien term loan facility (the "First Lien Term Loan") and reduced its rate by fifty basis points to LIBOR plus 2.25%. The repricing of the First Lien Term Loan allowed the Company to reduce its rate to LIBOR plus 2.00% upon the achievement of certain debt ratings upgrades, which were achieved in July, 2020. Interest expense in the fourth quarter of fiscal 2019 included $1.8 million of fees and write-off of deferred financing fees associated with the repricing of the First Lien Term Loan. The decrease in interest expense was driven by continued de-levering.

Interest expense, net, decreased to $84.4 million in fiscal 2020, compared to $108.2 million in fiscal 2019. Interest expense in fiscal 2020 included $4.1 million write-off of deferred fees and the original issue discount associated with the partial paydown of our First Lien Term Loan in July and October 2020 and $6.9 million write-off of accumulated other comprehensive income associated with the de-designation of one of our swap agreements. Interest expense in fiscal 2019 included $3.8 million of fees and write off of deferred fees and original issue discounts associated with the partial paydown and repricing of the First Lien Term Loan.

•

Income tax expense was $32.9 million in the fourth quarter of fiscal 2020, compared to income tax expense of $13.7 million in the fourth quarter of fiscal 2019. The fourth quarter of fiscal 2020 included a benefit of  $1.0 million from excess tax benefits related to stock-based compensation compared to $0.4 million in the fourth quarter of fiscal 2019. Income tax expense was $136.8 million in fiscal 2020, compared to income tax expense of $56.2 million in fiscal 2019. Fiscal 2020 included a benefit of $11.4 million from excess tax benefits related to stock-based compensation compared to $8.8 million in fiscal 2019.

•

Under our share repurchase program, we repurchased 0.3 million shares of common stock, totaling $11.6 million in the fourth quarter of fiscal 2020. In fiscal 2020, we repurchased 2.6 million shares of common stock, totaling $99.7 million, under such program.

Fiscal 2021 Ending February 1, 2022 Outlook

"Given the level of uncertainty associated with the evolution of the pandemic, member behavior and government stimulus, fiscal 2021 remains difficult to forecast," said Robert W. Eddy, Chief Administrative and Financial Officer, BJ's Wholesale Club. "As a result, we will continue to refrain from offering formal detailed guidance."

Conference Call Details

A conference call to discuss the fourth quarter of fiscal 2020 financial results is scheduled for today, March 4, 2021, at 8:30 A.M. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-274-0290 (international callers please dial 647-689-5405) approximately 10 minutes prior to the start of the call and reference conference ID 1090677. A live audio webcast of the conference call will be available online at https://investors.bjs.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at https://investors.bjs.com and by dialing 416-621-4642 and entering the access code 1090677. The recorded replay will be available until March 12, 2021 and an online archive of the webcast will be available for one year.

About BJ’s Wholesale Club Holdings, Inc.

Headquartered in Westborough, Massachusetts, BJ's Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 221 clubs and 151 BJ's Gas® locations in 17 states.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net sales	$3,860,510	$3,394,761	$15,096,913	$12,888,556
Membership fee income	86,103	77,564	333,104	302,151
Total revenues	3,946,613	3,472,325	15,430,017	13,190,707
Cost of sales	3,204,019	2,850,106	12,451,061	10,763,926
Selling, general and administrative expenses	593,273	535,950	2,326,755	2,059,430
Pre-opening expense	4,629	4,425	9,809	15,152
Operating income	144,692	81,844	642,392	352,199
Interest expense, net	15,918	25,956	84,385	108,230
Income from continuing operations before income taxes	128,774	55,888	558,007	243,969
Provision for income taxes	32,885	13,705	136,825	56,212
Income from continuing operations	95,889	42,183	421,182	187,757
Loss from discontinued operations, net of income taxes	(7)	(420)	(152)	(581)
Net income	$95,882	$41,763	$421,030	$187,176
Income per share attributable to common stockholders - basic:
Income from continuing operations	$0.71	$0.31	$3.09	$1.38
Loss from discontinued operations	—	—	—	(0.01)
Net income	$0.71	$0.31	$3.09	$1.37
Income per share attributable to common stockholders - diluted:
Income from continuing operations	$0.69	$0.31	$3.03	$1.35
Loss from discontinued operations	—	(0.01)	—	—
Net income	$0.69	$0.30	$3.03	$1.35
Weighted average number of shares outstanding:
Basic	135,636	135,793	136,111	136,174
Diluted	138,496	138,266	138,876	139,109

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	January 30, 2021	February 1, 2020
ASSETS
Current assets:
Cash and cash equivalents	$43,518	$30,204
Accounts receivable, net	172,719	206,353
Merchandise inventories	1,205,695	1,081,502
Prepaid expense and other current assets	48,649	41,961
Total current assets	1,470,581	1,360,020

Operating lease right-of-use assets, net	2,058,763	2,060,059
Property and equipment, net	797,789	760,208
Goodwill	924,134	924,134
Intangibles, net	135,123	146,985
Deferred taxes	5,737	—
Other assets	19,403	18,374
Total assets	$5,411,530	$5,269,780

LIABILITIES
Current liabilities:
Current portion of long-term debt	$260,000	$343,377
Current portion of operating lease liabilities	131,513	123,751
Accounts payable	988,074	786,412
Accrued expenses and other current liabilities	651,625	547,876
Total current liabilities	2,031,212	1,801,416

Long-term lease liabilities	1,988,840	1,986,790
Long-term debt	846,175	1,337,308
Deferred income taxes	45,096	46,200
Other noncurrent liabilities	180,880	152,410

STOCKHOLDERS' EQUITY (DEFICIT)	319,327	(54,344)
Total liabilities and stockholders' equity (deficit)	$5,411,530	$5,269,780

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	52 Weeks Ended	52 Weeks Ended
	January 30, 2021	February 1, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$421,030	$187,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167,454	157,000
Amortization of debt issuance costs and accretion of original issue discount	4,362	5,172
Debt extinguishment charges	4,077	2,167
Impairment charges	—	13,306
Stock-based compensation expense	32,150	18,796
Deferred income tax provision	(9,197)	10,246
Change in operating leases and other non-cash items	9,389	2,028
Increase (decrease) in cash due to changes in:
Accounts receivable	33,634	(12,053)
Merchandise inventories	(124,193)	(29,196)
Accounts payable	201,663	(30,468)
Accrued expenses	97,690	15,640
Other operating assets and liabilities, net	30,487	15,329
Net cash provided by operating activities	868,546	355,143
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals	(218,333)	(196,901)
Proceeds from sale leaseback transactions	25,893	21,606
Net cash used in investing activities	(192,440)	(175,295)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long term debt	(3,297)	(14,829)
Paydown of First Lien Term Loan	(510,000)	(200,000)
Net (payments) borrowings on ABL Facility	(68,000)	89,000
Debt issuance costs paid	—	(21)
Dividends paid	(25)	(25)
Net cash received from stock option exercises	17,985	11,072
Net cash received from Employee Stock Purchase Program (ESPP)	2,676	1,728
Acquisition of treasury stock	(106,203)	(67,305)
Proceeds from financing obligations	5,056	4,202
Other financing activities	(984)	(612)
Net cash used in financing activities	(662,792)	(176,790)
Net increase in cash and cash equivalents	13,314	3,058
Cash and cash equivalents at beginning of period	30,204	27,146
Cash and cash equivalents at end of period	$43,518	$30,204

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA.

We define adjusted net income as net income attributable to common stockholders adjusted for: offering costs; club closing and impairment charges; reduction in force severance; gain on sale leaseback transactions; charges related to debt restructurings and retirements; loss on cash flow hedge; and the tax impact of the foregoing adjustments on net income.

We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.

We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; pre-opening expenses; non-cash rent; strategic consulting; offering costs; club closing and impairment charges; reduction in force severance and other adjustments.

We define free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale leaseback transactions.

We define net debt as total debt outstanding less cash and cash equivalents.

We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.

We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, adjusted EBITDA excludes pre-opening expenses, because we do not believe these expenses are indicative of the underlying operating performance of our stores. The amount and timing of pre-opening expenses are dependent on, among other things, the size of new stores opened and the number of new stores opened during any given period.

Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.

We present free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net income as reported	$95,882	$41,763	$421,030	$187,176
Adjustments:
Offering costs (a)	—	—	—	1,928
Gains on sale leaseback transactions (b)	—	(2,585)	—	(2,585)
Club closing and impairment charges (c)	—	15,383	—	15,383
Loss on cash flow hedge (d)	1,829	—	6,926	—
Charges and write-offs related to debt paydown (e)	—	1,788	4,077	3,820
Reduction in force severance (f)	—	3,994	—	3,994
Tax impact of adjustments to net income (g)	(512)	(5,242)	(3,081)	(6,311)
Adjusted net income	$97,199	$55,101	$428,952	$203,405

Weighted-average diluted shares outstanding	138,496	138,266	138,876	139,109
Adjusted net income per diluted share (h)	$0.70	$0.40	$3.09	$1.46

(a)	Represents costs related to registered offerings by selling stockholders.
(b)	Represents a gain from the sale leaseback of one of our new Michigan locations.
(c)	Represents primarily closing costs associated with our clubs in Charlotte, N.C. and Geneva, N.Y., which closed in the fourth quarter of fiscal 2019, and other impairment charges.
(d)	Represents the reclassification into earnings of accumulated other comprehensive income associated with the de-designation of hedge accounting on one of our swap agreements due to the partial paydown of the First Lien Term Loan.
(e)	Represents the fees and write-off of deferred fees and original issue discount associated with the partial paydown and 2019 repricing of our First Lien Term Loan.
(f)	Represents severance charges associated with a reduction in workforce announced in January 2020.
(g)	Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(h)	Adjusted net income per diluted share is measured using weighted average diluted shares outstanding.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Income from continuing operations	$95,889	$42,183	$421,182	$187,757
Interest expense, net	15,918	25,956	84,385	108,230
Provision for income taxes	32,885	13,705	136,825	56,212
Depreciation and amortization	43,123	40,080	167,454	157,000
Stock-based compensation expense (a)	8,905	4,812	32,150	18,796
Pre-opening expenses (b)	4,629	4,425	9,809	15,152
Non-cash rent (c)	2,653	2,043	4,942	8,374
Strategic consulting (d)	—	—	—	11,349
Reduction in force severance (e)	—	3,994	—	3,994
Offering costs (f)	—	—	—	1,928
Club closing and impairment charges (g)	—	15,383	—	15,383
Other adjustments (h)	516	(2,364)	745	(2,551)
Adjusted EBITDA	$204,518	$150,217	$857,492	$581,624

(a)	Represents total stock-based compensation expense.
(b)	Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(c)	Consists of an adjustment to remove the non-cash portion of rent expense.
(d)	Represents fees paid to external consultants for strategic initiatives of limited duration.
(e)	Represents severance charges associated with a reduction in workforce announced in January 2020.
(f)	Represents costs related to registered offerings by selling stockholders.
(g)	Represents primarily closing costs associated with our clubs in Charlotte, N.C. and Geneva, N.Y., which closed in the fourth quarter of fiscal 2019, and other impairment charges.
(h)	Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Free Cash Flow
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net cash provided by operating activities	$66,574	$133,621	$868,546	$355,143
Less: Additions to property and equipment, net of disposals	65,533	52,473	218,333	196,901
Plus: Proceeds from sale leaseback transactions	—	21,606	25,893	21,606
Free cash flow	$1,041	$102,754	$676,106	$179,848

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

January 30, 2021
Total debt	$1,106,175
Less: Cash and cash equivalents	43,518
Net Debt	$1,062,657

LTM Adjusted EBITDA	$857,492

Net debt to LTM adjusted EBITDA	1.2x

Investor Contact:

Faten Freiha, BJ's Wholesale Club

(774) 512-6320

ffreiha@bjs.com

Media Contact:

Jennie Hardin, BJ’s Wholesale Club

(774) 512-6978

jhardin@bjs.com